EXHIBIT 99.1

[LIVE NATION, INC.]

FOR IMMEDIATE RELEASE

LIVE NATION REPORTS
THIRD QUARTER 2006 FINANCIAL RESULTS

- Acquisition of House of Blues Complete -
Increases Number of U.S. Small-Sized Music Venues
Establishes Amphitheater Presence in Key Markets
Extends Music Venue Portfolio into Canada
Provides Significant Cost Savings

- Reinvestment in Business Beginning to Drive Results -
Live Nation’s Websites are Together the Second Most Popular U.S. Entertainment Event Websites
Centralized Venue Management Improved Food & Beverage Revenue per Fan YTD by 7%

- Rationalization of U.S. Venue Portfolio Underway -
Plan to Divest Select U.S. Music Venues in Non-Core Markets and/or with High Real Estate Value

LOS ANGELES – November 7, 2006 – Live Nation (NYSE: LYV), the world’s leading live entertainment company, announced today financial results for the three and nine months ended September 30, 2006 and provided additional information regarding its acquisition of HOB Entertainment, Inc. (“HOB” or “House of Blues”) which closed on November 3, 2006.

This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is included at the end of this press release.

Throughout the text of this release, we will refer to Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that the company defines as operating income (loss) before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense.

The company reported revenues of $1,354.8 million in the third quarter of 2006, an increase of $356.4 million, or 35.7%, as compared to the third quarter of 2005. Operating income decreased by $34.3 million to $27.6 million, Adjusted EBITDA increased by $0.7 million to $91.6 million and net income decreased by $35.2 million to a loss of ($9.1) million.

Michael Rapino, President and Chief Executive Officer of Live Nation commented, “We have accomplished a lot in our first nine months as a public company. We have established a mission to focus on our core music business and have begun to successfully and aggressively execute on that vision. We are focused on making the right investment decisions today and over the next 24 to 36 months to maximize Live Nation’s long term growth potential.”

“Already we have accomplished a number of our strategic objectives:

•	Established Live Nation as a public company

•	Developed a brand name

•	Centralized venue management and improved food and beverage revenue per fan by 7% as compared to the first nine months of 2005

•	Improved fan experience / satisfaction at Live Nation venues

•	Created an Internet division and our websites together became the second most popular U.S. entertainment event website for September 2006 by Nielsen//NetRatings

•	Divested $39 million of non-core businesses in sports representation and Las Vegas productions

•	Reinvested in our core business through the acquisitions of House of Blues (increased our small music venue, West coast amphitheater and Canadian presence), Concert Productions International (solidified our global touring business) and Musictoday and TRUNK Ltd (vertically integrated artist fan clubs and merchandise into our artist service portfolio)”

“Operationally for the third quarter and nine months ended September 30, 2006, we have accomplished our objectives. At the beginning of the year we set a goal of booking approximately 200 more shows in our U.S. amphitheaters and we delivered the majority of those shows. Our North American concert attendance was up 15.5% for the first nine months of the year, substantially beating the overall North American industry which Pollstar, a music industry publication, reported being down by 7.6% for the same period. And, as I already stated, we were successful in our venue management objectives.”

“Going forward, our focus will be on (i) expanding our presence in key music markets and population centers globally through international promoter acquisitions, (ii) rationalizing our existing U.S. venue portfolio by making sure we have the right presence in large markets, (iii) increasing our concentration of mid- and small-sized venues in the U.S., (iv) duplicating our U.K./European festival success in North America and (v) continuing to vertically integrate all live music products and services under the Live Nation umbrella. In addition, we look forward to the end of 2008 when our long-term contracts with Ticketmaster and Aramark come up for renewal. We expect to improve the economics of these contracts by renegotiating and/or replacing them.”

House of Blues Acquisition

As previously announced, on November 3, 2006 we closed our acquisition of House of Blues for a cash purchase price of approximately $354 million including reimbursement for development capital expenditures and working capital adjustments (approximately $360 million including transaction and financing fees and expenses). The acquisition of HOB provides us with the following benefits:

•	Significantly increases our presence in high growth, small music venues in North America (7 of the top 10 clubs in the U.S. as ranked by Pollstar are House of Blues clubs)

•	Diversifies our North American venue mix

•	Drives domestic and international small- and mid-sized music venue growth by capitalizing on well respected and established “House of Blues” brand

•	Improves our amphitheater venue presence in key Western U.S. markets, complementing our already strong Eastern U.S. presence

•	Extends our music venue portfolio into Canada

•	Propels our U.S. web presence beyond 3 million unique visitors per month (excluding an estimated 25% duplicate unique visitors)

•	Expected to provide approximately $15 million of immediate cost savings from headcount reductions plus potential additional revenue synergies from bringing the sponsorship and premium seat revenues earned at the House of Blues amphitheaters in line with Live Nation levels (we estimate that we will incur approximately $6-$7 million of one-time costs, primarily related to anticipated severance, in order to realize these annual cost savings).

House of Blues owns and/or operates (i) 10 branded clubs in Los Angeles, Anaheim, San Diego, Las Vegas, New Orleans, Chicago, Cleveland, Orlando, Myrtle Beach and Atlantic City, (ii) The Commodore Ballroom, a small-sized music venue in Vancouver and (iii) eight amphitheaters in Seattle, Los Angeles, San Diego, Denver, Dallas, Atlanta, Cleveland and Toronto. The transaction brings the total number of venues we own, operate and/or have booking rights for to over 170. For the last twelve months ended September 30, 2006, House of Blues generated $367.0 million of revenue, $5.8 million of operating income and $20.9 million of historical Adjusted EBITDA (including $3.2 million from equity in earnings of nonconsolidated affiliates and $2.3 million of other adjustments described in the reconciliations at the end of this press release), before the estimated $15 million of cost savings (but not including the $6-$7 million of one-time costs) as described above.

Venue Portfolio Rationalization

As part of our continuing plan to focus our operations in the top markets globally as well as to appropriately maximize the value of our real estate portfolio for our shareholders, we plan to pursue the divestiture of a small number of domestic venues. The venues targeted for sale are either in small, non-core markets or larger markets where the alternative purpose value of the real estate is greater than the value to us as a music venue.

As a result of this plan, a subset of the targeted venues were determined to have an expected sale value of less than their book value and therefore had to be written down on our balance sheet. In connection with this process, we also reviewed all of our other venues for potential impairment during the quarter instead of at year-end as is our customary practice. This review resulted in a $42.1 million impairment charge in the quarter, primarily related to our smaller market or non-core venues, which is recorded in depreciation and amortization. While $23.1 million of this charge is related to the venues we expect to sell, we believe that based on current conditions, the venue sales, in total, will result in a substantial gain because of other venues where the real estate value exceeds our book value. We do not expect to pay federal income tax on this anticipated gain as existing tax benefits, as well as additional tax benefits obtained in connection with the acquisition of House of Blues, can be used to offset the gain.

For business continuity purposes while buyers are being sought for these venues, we will not identify the specific venues. We plan to provide an update on this process as we get closer to completion.

• Continued on the next page -

Segment and Other Financial Information (unaudited)

($ and attendance in millions)
Note: Totals and margins may not reconcile due to rounding: Any small differences are immaterial
	Nine Months Ended				Three Months Ended

	9/30/2006	9/30/2005	Variance	% Variance	9/30/2006	9/30/2005	Variance	% Variance

NUMBER OF EVENTS
North America Music	5,470	5,272	198	3.8%	2,260	2,077	183	8.8%
International Music.	6,126	4,653	1,473	31.7%	1,578	1,164	414	35.6%
Global Touring	84	51	33	64.7%	64	19	45	236.8%

Subtotal Music	11,680	9,976	1,704	17.1%	3,902	3,260	642	19.7%
Theatrical	3,660	4,204	(544)	(12.9%)	1,035	980	55	5.6%
Motorsports	516	513	3	0.6%	68	83	(15)	(18.1%)
Exhibitions and Sports	358	2,106	(1,748)	(83.0%)	72	994	(922)	(92.8%)

Total	16,214	16,799	(585)	(3.5%)	5,077	5,317	(240)	(4.5%)
ATTENDANCE
North America Music	19.1	17.5	1.6	9.1%	11.0	9.5	1.5	16.1%
International Music.	11.5	9.6	1.9	19.6%	3.9	3.1	0.8	27.4%
Global Touring	1.3	1.7	(0.4)	(24.4%)	1.0	0.9	0.1	15.1%

Subtotal Music	31.8	28.8	3.1	10.7%	15.9	13.4	2.5	18.7%
Theatrical	5.7	6.9	(1.3)	(18.4%)	1.5	1.7	(0.2)	(12.6%)
Motorsports	4.4	4.4	0.0	0.3%	0.3	0.3	(0.0)	(14.8%)
Exhibitions and Sports	0.2	2.3	(2.1)	(91.1%)	0.0	1.2	(1.1)	(98.9%)

Total	42.1	42.4	(0.3)	(0.6%)	17.6	16.5	1.1	6.6%
EVENTS
Revenue	$2,076.2	$1,652.8	$423.4	25.6%	$1,059.8	$732.2	$327.6	44.7%
Adjusted EBITDA	(44.5)	(35.0)	(9.6)	27.3%	(39.2)	(21.1)	(18.1)	85.9%
% Margin	(2.1%)	(2.1%)	(0.0%)		(3.7%)	(2.9%)	(0.8%)
Operating Income	(56.2)	(54.9)	(1.3)	2.4%	(47.5)	(24.1)	(23.4)	97.4%
% Margin	(2.7%)	(3.3%)	0.6%		(4.5%)	(3.3%)	(1.2%)
VENUES AND SPONSORSHIP
Revenue	$468.6	$428.8	$39.8	9.3%	$244.3	$215.5	$28.8	13.4%
Adjusted EBITDA	135.2	129.6	5.7	4.4%	98.3	85.6	12.7	14.9%
% Margin	28.9%	30.2%	(1.4%)		40.2%	39.7%	0.5%
Operating Income	53.0	95.3	(42.3)	(44.4%)	41.0	73.6	(32.6)	(44.3%)
% Margin	11.3%	22.2%	(10.9%)		16.8%	34.2%	(17.4%)
DIGITAL DISTRIBUTION
Revenue	$71.1	$56.8	$14.3	25.1%	$39.9	$29.2	$10.7	36.6%
Adjusted EBITDA	58.8	52.3	6.5	12.5%	33.5	27.3	6.2	22.6%
% Margin	82.8%	92.0%	(9.3%)		83.8%	93.4%	(9.6%)
Operating Income	58.4	52.0	6.4	12.2%	33.2	27.2	6.0	22.1%
% Margin	82.2%	91.6%	(9.5%)		83.3%	93.2%	(9.9%)
	Nine Months Ended				Three Months Ended

	9/30/2006	9/30/2005	Variance	% Variance	9/30/2006	9/30/2005	Variance	% Variance

OTHER
Revenue	$30.0	$55.6	$(25.6)	(46.0%)	$11.3	$23.5	$(12.2)	(52.0%)
Adjusted EBITDA	7.0	8.0	(1.0)	(12.8%)	6.2	5.6	0.6	10.4%
% Margin	23.2%	14.4%	8.8%		54.8%	23.8%	31.0%
Operating Income	17.4	(1.4)	18.8	*	9.4	(2.7)	12.1	*
% Margin	57.8%	(2.5%)	60.4%		83.0%	(11.6%)	94.6%
CORPORATE AND ELIMINATIONS
Revenue	$(6.3)	$(9.4)	$3.1	(33.1%)	$(0.5)	$(2.0)	$1.5	(75.6%)
Adjusted EBITDA	(21.7)	(20.4)	(1.3)	6.2%	(7.2)	(6.5)	(0.6)	9.6%
Operating Income	(25.2)	(41.5)	16.3	(39.2%)	(8.5)	(12.2)	3.6	(29.9%)
TOTAL
Revenue	$2,639.6	$2,184.6	$455.0	20.8%	$1,354.8	$998.4	$356.4	35.7%
Adjusted EBITDA	134.8	134.4	0.4	0.3%	91.6	90.8	0.7	0.8%
% Margin	5.1%	6.2%	(1.0%)		6.8%	9.1%	(2.3%)
Operating Income	47.3	49.6	(2.3)	(4.6%)	27.6	61.9	(34.3)	(55.4%)
% Margin	1.8%	2.3%	(0.5%)		2.0%	6.2%	(4.2%)
CAPITAL EXPENDITURES
Maintenance expenditures	$40.8	$44.1	$(3.3)	(7.4%)	$17.1	$17.7	$(0.6)	(3.6%)
Revenue generating expenditures	10.2	27.9	(17.7)	(63.3%)	2.0	4.4	(2.4)	(55.0%)

Total capital expenditures	51.0	72.0	(21.0)	(29.1%)	19.1	22.1	(3.0)	(13.8%)

• % Variance not meaningful as Variance is from negative to positive number.

Segment Highlights

Events

Our Events segment includes the promotion and/or production of live music shows, theatrical performances and specialized motor sports events in our owned and/or operated venues and in rented third-party venues. The promotion and/or production of these events enables us to generate revenue, operating income and Adjusted EBITDA in our Venues and Sponsorship and Digital Distribution segments as described below. Because many of our shows occur during the summer, the third quarter is our highest revenue quarter of the year. Our global touring, U.S. outdoor amphitheaters and European festivals are significant drivers of this segment’s results.

For the quarter ended September 30, 2006, our number of events, excluding our exhibition and sports businesses which we exited in the case of exhibitions or are exiting in the case of sports but including third-party rentals, increased by 682 to 5,005, or a 15.8% increase over the same period for the prior year. Attendance, excluding our exhibition and sports businesses but including third-party rentals, increased by 2.3 million to 17.6 million, or 15.0%. Total reported revenue increased by $327.6 million to $1,059.8 million or a 44.7% increase over the same period for the prior year. This growth was due primarily to stronger 2006 global tours including Madonna, Crosby, Stills, Nash and Young and The Rolling Stones. In addition, we increased the number of events at our U.S. amphitheaters during the quarter versus the prior year period by 123 which had the impact of increasing attendance at our amphitheaters by 1.1 million. Our segment operating income, however, declined by $23.4 million to a total operating loss of ($47.5) million. Our segment Adjusted EBITDA also declined by $18.1 million to a total loss of ($39.2) million since we paid the artists higher talent fees and experienced higher event related costs in order to book the higher number of shows in our U.S. amphitheaters due, in part, to competition for talent from arenas and casinos. We see this increased loss as an investment to drive revenue, operating income and Adjusted EBITDA in our Venues and Sponsorship and Digital Distribution segments. The increased Adjusted EBITDA loss was offset, in part, from improved results from shows we promoted in third-party arenas in the U.S. and internationally.

Venues and Sponsorship

Our Venues and Sponsorship segment primarily involves the management and operation of our owned and/or operated venues and the sale of various types of sponsorships and advertising. The revenues in our Venues and Sponsorship segment are generated primarily from per fan food and beverage sales, facility management and box office fees, parking fees, premium and box seating and venue sponsorships. In the third quarter, our Venues and Sponsorship segment benefited from the increased attendance generated by the activities in our Events segment.

For the quarter ended September 30, 2006, revenue increased by $28.8 million to $244.3 million or a 13.4% increase over the same period for the prior year. Segment operating income decreased by $32.6 million to $41.0 million, a 44.3% decline over the same period for the prior year primarily due to the $42.1 million impairment charge recorded in depreciation and amortization as described above but offset by growth in segment Adjusted EBITDA as described below. Segment Adjusted EBITDA increased by $12.7 million to $98.3 million, a 14.9% increase over the same period for the prior year. In addition to the positive impact from increased attendance, Venues and Sponsorship revenue and Adjusted EBITDA growth was also the result of improved food and beverage sales per fan of 5%. The food and beverage per fan sales growth was the result of increased focus by the centralized venue management group we established at the beginning of 2006 which implemented new programs at the majority of our venues this summer. These food and beverage programs included value and simplified pricing, increased food and beverage selections, hawking and improved signage. This revenue growth was offset, in part, by increased costs from the new venue management group.

Digital Distribution

Our Digital Distribution segment manages our ticketing operations/relationships as well as our on-line and wireless distribution activities. In the third quarter, our Digital Distribution segment benefited from the increased attendance generated by the activities in our Events segment as the additional ticket sales resulted in additional service charge rebates.

For the quarter ended September 30, 2006, revenues increased by $10.7 million to $39.9 million, a 36.6% increase over the same period of the prior year. Segment operating income increased by $6.0 million to $33.2 million, a 22.1% increase over the same period of the prior year. Segment Adjusted EBITDA increased by $6.2 million to $33.5 million, a 22.6% increase over the same period for the prior year. The segment operating income and Adjusted EBITDA growth was lower than revenue growth due to increases in salary for new staff and consultant expenses related to our website and internet management.

Other Operations

Our other operations primarily consists of our sports representation business assets which are not core to our business. For the quarter ended September 30, 2006 the decrease in revenue by $12.2 million, the increase in segment operating income by $12.1 million and the increase in segment Adjusted EBITDA by $0.6 million versus the same period of the prior year are all primarily due to the sale of portions of our sports representation business assets related to basketball, golf, football, tennis, media and baseball. The increase in segment operating income was due to a gain on sale of operating assets, reallocation of insurance costs to our other segments and the reduction of litigation costs in 2006. The increase in segment Adjusted EBITDA was also due to the reallocation of insurance costs to our other segments.

Corporate Expenses

Corporate expenses decreased $3.7 million, or 33%, for the quarter ended September 30, 2006 as compared to the same period of the prior year primarily due to severance expenses recorded in 2005.

Depreciation and Amortization

Depreciation and amortization increased $46.9 million for the quarter ended September 30, 2006 as compared to the same period of the prior year primarily due to the $42.1 million impairment charge described above.

Capital Expenditures

Capital expenditures were $19.1 million for the quarter ended September 30, 2006, a decrease of $3.0 million from the same period for the prior year. Maintenance capital expenditures, which comprised $17.1 million of the total capital expenditures for the quarter ended September 30, 2006, are primarily associated with the renewal and improvement of existing venues. Revenue generating expenditures, which comprised $2.0 million of the total capital expenditures for the quarter ended September 30, 2006, relate primarily to renovations to existing buildings.

Minority Interest Expense and Equity in Earnings of Nonconsolidated Affiliates

Minority interest expense was $8.3 million for the quarter ended September 30, 2006, an increase of $3.3 million from the same period of the prior year. This increase was primarily due to stronger results in 2006 related to certain festivals and other events in the United Kingdom. Cash distributions to minority interest partners remained the same at $0.7 million for the quarter ended September 30, 2006 as compared to the same period of the prior year.

Equity in earnings of nonconsolidated affiliates was $2.5 million, an increase of $0.7 million from the same period of the prior year. This increase was primarily due to various changes in the timing and amounts of income from our nonconsolidated affiliates. Net cash contributions to investments in nonconsolidated affiliates increased to $1.2 million for the quarter ended September 30, 2006 from a net cash distribution of $0.7 million for the same period of the prior year. This increase was due primarily to increased contributions to a venture acquired in the Concert Productions International acquisition.

Free Cash Flow

In an effort to more accurately reflect actual free cash flow from our core business by (i) eliminating swings in our quarterly cash flows from timing differences in ticket sales versus actual event dates and (ii) including income from only the portion of certain acquired business we own, we have redefined free cash flow. Free cash flow is a non-GAAP financial measure that we now define as Adjusted EBITDA less maintenance capital expenditures less net interest expense, less current income tax, less distributions to minority interest partners plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. For the quarter ended September 30, 2006, free cash flow was $43.7 million as compared to $53.2 million for the same period of the prior year. This decrease is primarily due to an increase in taxes as a result of an increase in income before income taxes for 2006.

Cash and Debt

As of September 30, 2006, our cash and cash equivalent balance was $496.6 million. Adjusting for cash collected related to shows that have not yet played, net of related prepaid show expenses, accrued fees due to artists and cash collected on behalf of others, we estimate that our “free cash” balance was $209.4 million as of September 30, 2006 and $190.6 million as of December 31, 2005. Our total debt and preferred stock totaled $406.0 million as of September 30, 2006 and $406.8 million as of December 31, 2005.

On November 3, 2006, we financed our acquisition of House of Blues with $83.1 million of cash on hand (including $1.7 million of expenses related to the deal that have not yet been paid), $73.0 million of borrowings under our revolving credit facility and a new $200 million term loan under our existing credit agreement. Assuming the acquisition of House of Blues had occurred on September 30, 2006, our “free cash” balance would have been $126.3 million and our total debt and preferred stock balance would have been $679.0 million.

Combined historical results for the twelve months ended September 30, 2006, assuming the acquisitions of House of Blues, Concert Productions International, Musictoday and Trunk had been made on October 1, 2005, we estimate that our combined historical Adjusted EBITDA would have been $178.7 million. This Adjusted EBITDA does not include the currently expected cost savings at House of Blues of $15 million or the $6-$7 million of one-time costs initially necessary to realize those annual savings.

Conference Call

The company will host a teleconference to discuss its third quarter 2006 financial results and its acquisition of House of Blues on Tuesday, November 7th at 5:00 p.m. Eastern Standard Time. To access the teleconference, please dial 888-802-8579 (U.S.) or 973-633-6740 (Int’l) ten minutes prior to the start time and reference passcode 8007195. The teleconference will also be available via live webcast at the Investor Relations section of the company’s website located at www.livenation.com under “About Us.”

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, November 14, 2006, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 8007195. The webcast will also be archived on the company’s website for 30 days.

About Live Nation

Live Nation is the world’s leading live entertainment company, annually connecting more than 67 million fans with their favorite performers at over 33,000 events.  We are the largest producer of live concerts in the world, the second-largest venue management company and have a rapidly growing online presence.  Live Nation creates superior experiences for artists and fans, regularly producing tours for the biggest superstars in the business, including The Rolling Stones, Madonna, U2 and Coldplay.  Globally, we own, operate and/or have booking rights for more than 170 venues, including the House of Blues-branded music venues and prestigious locations such as San Francisco’s Fillmore Auditorium, Nikon at Jones Beach in New York and London’s Apollo Theatre and Wembley Arena.  Live Nation’s websites collectively are the second most popular entertainment event websites in the United States, according to Nielsen//NetRatings.  Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV.”  For more information regarding concerts near you, Live Nation and its businesses, please visit our website at www.livenation.com.

# # #

Investors Contact:	Media Contact:
Lee Ann Gliha 310-867-7000	John Vlautin 310-867-7127

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Live Nation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following are intended to identify such forward-looking statements: (i) statements regarding certain of Live Nation’s goals and expectations with respect to revenue and expenses and the growth rate in such items, as well as other measures of economic performance, (ii) statements relating to the benefits of the merger with HOB, including future financial and operating results, costs and cost savings, enhanced revenues and the accretion or dilution to reported earnings that may be realized from the merger, and (iii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook” and similar words or expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by forward-looking statements include, but are not limited to, (1) the risk that the businesses of Live Nation and/or HOB in connection with the HOB merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the HOB merger may not be fully realized or realized within the expected time frame; (3) revenues following the HOB merger may be lower than expected; (4) operating costs and business disruption following the HOB merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the amount of restructuring and other costs associated with the acquisition may be greater than expected; and (6) other factors discussed in Live Nation’s filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors could have material adverse effects on Live Nation’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements concerning Live Nation, the HOB merger, or other matters and attributable to Live Nation or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

(See attached financial statements)

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands except share and per share data)
Revenue	$1,354,789	$998,414	$2,639,586	$2,184,588

Operating expenses:
Direct operating expenses	1,119,920	781,280	2,102,531	1,679,233
Selling, general and administrative expenses	139,212	128,141	384,415	371,398
Depreciation and amortization	62,576	15,633	93,887	46,392
Loss (gain) on sale of operating assets	(2,091)	191	(11,501)	(426)
Corporate expenses	7,605	11,301	22,942	38,391

Operating income	27,567	61,868	47,312	49,600
Interest expense	8,636	1,177	24,797	2,671
Interest expense with Clear Channel Communications	—	13,704	—	35,719
Interest income	(2,992)	(584)	(8,968)	(1,528)
Equity in earnings of nonconsolidated affiliates	(2,453)	(1,776)	(5,755)	(157)
Minority interest expense	8,274	4,960	7,590	5,530
Other expense (income) — net	872	915	(2,453)	155

Income before income taxes	15,230	43,472	32,101	7,210

Income tax expense (benefit):
Current	23,151	5,546	29,202	(11,975)
Deferred	1,180	11,843	1,201	14,859

Net income (loss)	(9,101)	26,083	1,698	4,326

Other comprehensive loss (income), net of tax:
Unrealized holding loss on cash flow derivatives.	2,002	—	133	—
Foreign currency translation adjustments	(2,638)	(1,860)	(18,235)	(21,763)

Comprehensive income (loss)	$(8,465)	$27,943	$19,800	$26,089

Net income (loss) per common share:
Basic	$(.14)		$.03

Diluted	$(.14)		$.03

Weighted average common shares outstanding:
Basic	65,477,685		64,642,808

Diluted	65,477,685		65,405,262

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2006	2005
	(unaudited)	(audited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$496,586	$403,716
Accounts receivable, less allowance of $11,181 as of September 30, 2006 and $9,518 as of December 31, 2005	313,863	190,207
Prepaid expenses	207,858	115,055
Other current assets	46,090	46,714

Total Current Assets	1,064,397	755,692
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	897,751	910,926
Furniture and other equipment	177,591	166,004
Construction in progress	40,673	39,856

	1,116,015	1,116,786
Less accumulated depreciation	335,772	307,867

	780,243	808,919
INTANGIBLE ASSETS
Definite-lived intangibles — net	51,766	12,351
Goodwill	150,931	137,110
OTHER ASSETS
Notes receivable, less allowance of $545 as of September 30, 2006 and $745 as of December 31, 2005	2,721	4,720
Investments in nonconsolidated affiliates	43,516	30,660
Other assets	35,193	27,132

Total Assets	$2,128,767	$1,776,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$73,960	$37,654
Deferred income	273,978	232,754
Accrued expenses	585,436	405,507
Current portion of long-term debt	28,296	25,705

Total Current Liabilities	961,670	701,620
Long-term debt	337,733	341,136
Other long-term liabilities	41,890	30,766
Minority interest liability	75,610	26,362
Series A and Series B redeemable preferred stock	40,000	40,000
Commitments and contingent liabilities (Note 5)
SHAREHOLDERS’ EQUITY
Common stock	672	672
Additional paid-in capital	766,845	748,011
Retained deficit	(85,865)	(87,563)
Cost of shares held in treasury	(21,473)	(18,003)
Accumulated other comprehensive income (loss)	11,685	(6,417)

Total Shareholders’ Equity	671,864	636,700

Total Liabilities and Shareholders’ Equity	$2,128,767	$1,776,584

RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY COMPARABLE GAAP MEASURES
(UNAUDITED)

Reconciliation of Adjusted EBITDA to Operating Income

($ in millions)
	Nine Months Ended		Three Months Ended

	9/30/2006	9/30/2005	9/30/2006	9/30/2005

EVENTS
Adjusted EBITDA	$(44.5)	$(35.0)	$(39.2)	$(21.1)
Adjustments for certain litigation and reorganization costs	0.0	12.9	0.0	0.4
Depreciation and amortization	9.8	7.1	5.3	2.6
Loss (gain) on sale of operating assets	(1.7)	(0.1)	0.1	(0.0)
Non-cash compensation expense	1.0	0.0	0.4	0.0
Non-cash impairment charge related to DVD rights	2.6	0.0	2.6	0.0

Operating (Loss)	(56.2)	(54.9)	(47.5)	(24.1)
VENUES AND SPONSORSHIP
Adjusted EBITDA	$135.2	$129.6	$98.3	$85.6
Adjustments for certain litigation and reorganization costs	0.0	0.1	0.0	0.1
Depreciation and amortization	80.7	34.2	55.9	11.6
Loss (gain) on sale of operating assets	1.4	(0.1)	1.3	0.2
Non-cash compensation expense	0.2	0.0	0.1	0.0

Operating Income	53.0	95.3	41.0	73.6
DIGITAL DISTRIBUTION
Adjusted EBITDA	$58.8	$52.3	$33.5	$27.3
Depreciation and amortization	0.4	0.2	0.2	0.1
Non-cash compensation expense	0.0	0.0	0.0	0.0

Operating Income	58.4	52.0	33.2	27.2
OTHER
Adjusted EBITDA	$7.0	$8.0	$6.2	$5.6
Adjustments for certain litigation and reorganization costs	0.0	7.9	0.0	7.9
Depreciation and amortization	0.7	1.7	0.2	0.5
Loss (gain) on sale of operating assets	(11.1)	(0.2)	(3.4)	0.0
Non-cash compensation expense	0.0	0.0	0.0	0.0

Operating Income (Loss)	17.4	(1.4)	9.4	(2.7)
CORPORATE AND ELIMINATIONS
Adjusted EBITDA	$(21.7)	$(20.4)	$(7.2)	$(6.5)
Adjustments for certain litigation and reorganization costs	0.0	16.2	0.0	3.7
Depreciation and amortization	2.3	3.1	0.9	0.9
Loss (gain) on sale of operating assets	(0.0)	(0.0)	(0.0)	0.0
Non-cash compensation expense	1.2	1.7	0.5	1.0

Operating (Loss)	(25.2)	(41.5)	(8.5)	(12.2)
TOTAL
Adjusted EBITDA	$134.8	$134.4	$91.6	$90.8
Adjustments for certain litigation and reorganization costs	0.0	37.1	0.0	12.1
Depreciation and amortization	93.9	46.4	62.6	15.6
Loss (gain) on sale of operating assets	(11.5)	(0.4)	(2.1)	0.2
Non-cash compensation expense	2.5	1.7	0.9	1.0
Non-cash impairment charge related to DVD rights	2.6	0.0	2.6	0.0

Operating Income	47.4	49.6	27.5	61.9

RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY COMPARABLE GAAP MEASURES
(UNAUDITED) — CONTINUED

Reconciliation of House of Blues Adjusted EBITDA to Operating Income

($ in millions)
Twelve Months Ended
9/30/2006

Adjusted EBITDA	$20.9
Full year impact of headcount reductions enacted in Feb. 2006	1.0
Elimination of duplicative bonus accrual	0.4
Transaction costs related to the sale of the company	0.9
Depreciation and amortization	9.6
Equity in earnings of nonconsolidated affiliates	3.2

Operating Income	5.8

Reconciliation of Combined Adjusted EBITDA to Operating Income

($ in millions)
Twelve Months Ended
9/30/2006

Combined Adjusted EBITDA	$178.7
Adjustments for certain litigation and reorganization costs	42.9
Depreciation and amortization	112.1
Loss (gain) on sale of operating assets	(6.2)
Non-cash compensation expense	2.0
Non-cash impairment charge related to DVD rights	2.6
House of Blues Adjusted EBITDA	20.9
CPI, Musictoday and Trunk Adjusted EBITDA	19.9

Operating Income	(15.5)

Reconciliation of Free Cash Flow to Operating Income

($ in millions)
	Three Months Ended	Three Months Ended
	9/30/2006	9/30/2005

Free cash flow	$43.7	$53.2
Maintenance expenditures	17.1	17.7
Distributions to minority interest partners	0.7	0.7
Distributions from investments in unconsolidated affiliates	(2.3)	(1.8)
Contributions to investments in unconsolidated affiliates	3.5	1.1
Current income tax	23.2	5.5
Interest income	(3.0)	(0.6)
Interest expense	8.6	14.9

Adjusted EBITDA	91.5	90.8
Adjustments for certain litigation and reorganization costs	0.0	12.1
Depreciation and amortization	62.6	15.6
Loss (gain) on sale of operating assets	(2.1)	0.2
Non-cash compensation expense	0.9	1.0
Non-cash impairment charge	2.6	0.0

Operating income	27.6	61.9

RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY COMPARABLE GAAP MEASURES
(UNAUDITED) — CONTINUED

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)
	As of

	9/30/2006	12/31/2005

Cash and cash equivalents	$496.6	$403.7
Deferred income (a)	(238.8)	(203.6)
Accrued Artist Fees (b)	(55.1)	(20.1)
Collections on Behalf of Others	(120.9)	(71.8)
Prepaids Related to Artist Settlements/Events (c)	127.6	82.3

Free Cash Balance	$209.4	$190.6

(a)	Excludes deferred income related to sponsorship, rebates and box and season ticket sales.

(b)	Reflects cash held against accrued artist fee for a show that has already played (i.e. ticket revenue collected) but the artist has not been paid.

(c)	Reflects only prepaid expenses for shows against which ticket revenue has already been collected or a show is pending; excludes ordinary course prepaids.

Reconciliation of Free Cash and Debt Adjusted for the House of Blues Transaction

($ in millions)
As of
9/30/2006

Free Cash Reconciliation:
Free Cash Balance	$209.4
Less: Free cash used to fund a portion of the House of Blues purchase price	(83.1)

Free Cash Balance Adjusted for the House of Blues Transaction	126.3
Total Debt and Preferred Stock Reconciliation:
Total Debt and Preferred Stock	$406.0
Plus: Revolving credit facility borrowings	73.0
Plus: New term loan	200.0

Total Debt and Preferred Stock Adjusted for the House of Blues Transaction	$679.0

Definitions and Use of Non-GAAP Measures
Adjusted EBITDA is a non-GAAP financial measure that the company defines as operating income (loss) before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense. The company uses Adjusted EBITDA to evaluate the performance of its operating segments. The company believes that information about Adjusted EBITDA assists investors by allowing them to evaluate changes in the operating results of the company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented above may not be comparable to similarly titled measures of other companies.

Adjustments related to certain litigation and reorganization costs represent actual adjustments made or management’s approximation of adjustments made during the period stated that were related to costs associated with the reorganization and spin-off for the period. This does not necessarily represent the variance of such expense items between the period noted herein and the comparable period before or after the period noted.

Free cash flow is a non-GAAP financial measure that the company defines as Adjusted EBITDA less maintenance capital expenditures, less net interest expense, less current income tax expense, less distributions to minority interest partners plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make acquisitions and repurchase shares. Free cash flow is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented above may not be comparable to similarly titled measures of other companies.

Free cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less event-related deferred income, less accrued artist fees, less collections on behalf of others plus prepaids related to artist settlements/events. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions, repurchase stock and finance new venue expenditures. Free cash is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available for operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented above may not be comparable to similarly titled measures of other companies.